Exhibit 5.17

San José, Costa Rica, June 21st, 2010

SS&A – 565 – 2010

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Re:	Opinion Letter GLOBAL CROSSING COSTA RICA S.R.L. local counsel required for Registration Statement on Form S-4. File No. 333-167635.
$750,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015

Ladies and Gentlemen:

We have acted as special Costa Rican counsel for GLOBAL CROSSING COSTA RICA S.R.L. (“GCCR”) and Global Crossing International Networks Ltd., (GCIN) as sole Quotaholder of the capital stock of GCCR, in the execution by GCCR of certain guarantees to secure the obligations of Global Crossing Limited (“GCL”) in connection with the issuance by GCL of Senior Secured Notes due 2015 (the “Notes”), under an indenture dated as of 22 September 2009 (the “Indenture”) among GCL, the Guarantors defined therein (the “Guarantors”), and Wilmington Trust FSB, as “Trustee” and “Collateral Agent”.

For the purpose of giving this Opinion we have examined and relied upon the following documents:

a.	the Indenture, including the guarantee set forth therein; and

b.	the Registration Statement.

In making our examination of records, documents, agreements and certificates we have assumed , without any independent investigation or verification of any kind, the authenticity of all documents submitted to us as originals, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of GCCR) and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.

Global Crossing Limited

SS&A-565-2010

June  21st, 2010

In rendering our Opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of GCCR. With regard to the commercial registry excerpts we have assumed that all information capable of recording has been recorded.

We have examined the laws of Costa Rica as currently applied by Costa Rican courts and as far as in our judgment was necessary for the purpose of this Opinion. We do not purport to be qualified to express an opinion, and we express no opinion in this letter, as to the laws of any jurisdiction other than Costa Rican. This Opinion is governed by and shall be construed in accordance with Costa Rican law.

Based upon and subject to the assumptions set out herein and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

1.	GCCR is duly organized, validly existing and in good standing under the laws of Costa Rica and have the corporate power and authority to execute, deliver and perform the Indenture, including the Guarantees of the New Notes by GCCR Guarantors contained therein.

2.	GCCR has all requisite corporate or other statutory power and authority to duly execute deliver and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture, including the Guarantees set forth therein, by GCCR have been duly authorized by all necessary corporate action of GCCR.

4.	GCCR has duly executed and delivered the Indenture.

This Opinion is for your benefit and may also be relied upon by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Elías Soley G., Esq.
Elías Soley G., Esq.